UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14D-9

Solicitation/Recommendation Statement under Section 14(d)(4)

of the Securities Exchange Act of 1934

FORCE PROTECTION, INC.

(Name of Subject Company)

FORCE PROTECTION, INC.

(Names of Persons Filing Statement)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

345203202

(CUSIP Number of Class of Securities)

John F. Wall, III
Senior Vice President, Assistant General
Counsel and Corporate Secretary
Force Protection, Inc.
1520 Old Trolley Road
Summerville, South Carolina  29485
(843) 574-7001
(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

With copies to:

Robert W. Downes
Eric M. Krautheimer
Sullivan & Cromwell LLP
125 Broad Street
New York, NY  10004-2498
(212) 558-4000

☒               Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 5.02, 5.03, 8.01 and 9.01 of the second Current Report on Form 8-K filed by Force Protection, Inc. on November 7, 2011 (including all exhibits attached thereto) are incorporated herein by reference.